Exhibit 99.2
Sumo Logic Expands Board of Directors with Addition of Industry Go-To-Market Veteran Tracey Newell

New Addition to Help Company Navigate Next Phase of Global Expansion and Growth as
Continuous Intelligence Category Leader

REDWOOD CITY, Calif. – Dec. 7, 2020 – Sumo Logic (Nasdaq: SUMO), the pioneer in continuous intelligence, today announced the appointment of Tracey Newell to its board of directors as an independent board member to help guide Sumo Logic’s growth and market leadership.

“We continue to see new opportunities and use cases across operational, security and business intelligence which is helping to fuel our continued growth, expansion and success in the market as the pioneer of continuous intelligence,” said Ramin Sayar, president and CEO, Sumo Logic. “Tracey’s impressive go-to-market expertise across sales, customer success and marketing will make for a strong addition to the experienced board and help Sumo Logic as we move into the next phase of our journey as a public company.”

Newell brings deep go-to-market experience in high growth software companies. As President of Informatica’s global sales, marketing and customer success teams, she is instrumental in driving Informatica’s growth engine. Prior to joining Informatica, Tracey was executive vice president of global field operations at Proofpoint. Under her leadership, Proofpoint saw rapid growth, becoming a top five leader in the cybersecurity market. She has also led high growth sales leadership teams at Polycom, Juniper Networks, and at Cisco WebEx. Recognized as a Top 100 Sales Leader by The Modern Sale, Tracey currently serves on the Board of Directors of SailPoint.

“As a cloud-native company, Sumo Logic is already well positioned to help enterprises scale to meet the demand of digital business, and derive actionable insights more effectively in order to build, manage, and secure modern digital services,” said Tracey Newell, president at Informatica. “I have been following Sumo Logic’s continued growth and success for years, and I am thrilled to join such an experienced and distinguished board and management team as the company scales to the next level.”

Additional Resources
•Learn more about Sumo Logic’s Continuous Intelligence Platform™
•Sign up for a free trial of Sumo Logic

About Sumo Logic
Sumo Logic Inc. (Nasdaq: SUMO) is the pioneer in continuous intelligence, a new category of software, which enables organizations of all sizes to address the data challenges and opportunities presented by digital transformation, modern applications, and cloud computing. The Sumo Logic Continuous Intelligence Platform™ automates the collection, ingestion, and analysis of application, infrastructure, security, and IoT data to derive actionable insights within seconds. More than 2,100 customers around the world rely on Sumo Logic to build, run, and secure their modern applications and cloud infrastructures. Only Sumo Logic delivers its platform as a true, multi-tenant SaaS architecture, across multiple use-cases, enabling businesses to thrive in the Intelligence Economy. For more information, visit www.sumologic.com.

Sumo Logic is a trademark or registered trademark of Sumo Logic in the United States and in foreign countries. All other company and product names may be trademarks or registered trademarks of their respective owners.

Any information regarding offerings, updates, functionality, or other modifications, including release dates, is subject to change without notice. The development, release, and timing of any offering, update, functionality, or modification described herein remains at the sole discretion of Sumo Logic, and should not be relied upon in making a purchase decision, nor as a representation, warranty, or commitment to deliver specific offerings, updates, functionalities, or modifications in the future.

Media Contact
Melissa Liton
Sumo Logic
mliton@sumologic.com
(650) 814-3882